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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 8)


                           THE DEWOLFE COMPANIES, INC.
                           ---------------------------
                                (Name of Issuer)

                          Common Stock - $.01 Par Value
                          -----------------------------

                                    252115100
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
                           ---------------------------
              Date of Event which requires filing of this statement


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[   ]    Rule 13d-1(b)

[   ]    Rule 13d-1(c)

[ x ]    Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages
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CUSIP No. 252115100                                            Page 2 of 5 Pages
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                                  SCHEDULE 13G
                                 AMENDMENT NO. 8

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

                          RICHARD B. DEWOLFE
         -----------------------------------------------------------------------

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            --------------------------------------------------------------------

         (b)
            --------------------------------------------------------------------

3)       SEC Use Only
                     -----------------------------------------------------------

4)       Citizenship or Place of Organization  U.S.A.
                                             -----------------------------------

Number of Shares           5)       Sole Voting Power                2,014,093
Beneficially Owned                                   ---------------------------
By Each Reporting
Person With
                           6)       Shared Voting Power                134,480
                                                       -------------------------

                                    7)      Sole Dispositive Power   2,014,093
                                                                  --------------

                                    8)      Shared Dispositive Power   134,480
                                                                    ------------

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                    2,148,573
         -----------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)        57.4%
                                                          ----------------------

12)      Type of Reporting Person (See Instructions)     IN
                                                    ----------------------------
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CUSIP No. 252115100                                            Page 3 of 5 Pages
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                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

                                 AMENDMENT NO. 8


Item 1(a)       Name of Issuer:  The DeWolfe Companies, Inc.

      (b)       Address of Issuer's Principal Executive Offices:

                         80 Hayden Avenue
                         Lexington, Massachusetts 02421

Item 2(a)       Name of Person Filing:  Richard B. DeWolfe

      (b)       Address of Principal Business Office or, if none, Residence:

                         80 Hayden Avenue
                         Lexington, Massachusetts 02421

      (c)       Citizenship:  USA

      (d)       Title of Class of Securities:  Common Stock, $.01 par value

      (e)       CUSIP NUMBER:  252115100

Item 3   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 Not Applicable

Item 4 (a)      Amount Beneficially Owned:                        2,148,573

       (b)     Percent of Class:                                  57.4%

       (c)     Number of Shares as to which such person has:

                         (i)     sole power to direct the vote    2,014,093
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CUSIP No. 252115100                                            Page 4 of 5 Pages
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                         (ii)    shared power to vote or to direct the vote
                                 128,855 (the reporting person disclaims
                                 beneficial ownership of these shares)

                         (iii) sole power to dispose or to direct the disposition of 2,014,093

                         (iv) shared power to dispose or to direct the disposition of 134,480 (the reporting person disclaims beneficial ownership of these shares)

Item 5   Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7   Identification and Classification of the Subsidiary Which Acquired the
                Security Being Reported on by the Parent Holding Company:

                Not Applicable

Item 8   Identification and Classification of Members of the Group:

                Not Applicable

Item 9   Notice of Dissolution of Group:

                Not Applicable

Item 10  Certification

                Not Applicable
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CUSIP No. 252115100                                            Page 5 of 5 Pages
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         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                                     February 13, 2001
                                                     ---------------------------
                                                     Date

                                                     /s/ Richard B. DeWolfe
                                                     ---------------------------
                                                     Signature

                                                     Richard B. DeWolfe
                                                     ---------------------------
                                                     Name/Title